SCHEDULE 13G
CUSIP No. H2906T 109
EX-1

JOINT FILING AGREEMENT


         Each of the undersigned hereby agrees that the Schedule 13G filed herewith is filed jointly, pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, on behalf of each of them.

Dated: October 1, 2025

MIN H. KAO

/s/ Min H. Kao
Min H. Kao


YU-FAN C. KAO

/s/ Yu-Fan C. Kao
Yu-Fan C. Kao